Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-40867, 333-52226, 333-38394, 333-34280, 333-79315, 333-102702, 333-102700 and 333-102006) of Del Monte Foods Company of our report dated July 12, 2002, except for the information in Note 7, Note 10 and Note 18 applicable to the years ended May 1, 2002 and May 2, 2001 as to which the date is July 17, 2003, relating to the combined financial statements of Del Monte Foods Company and subsidiaries (formerly known as SKF Foods Inc.), which appears in the annual report on Form 10-K of Del Monte Foods Company for the year ended April 27, 2003, and to the reference to our firm under the heading “Selected Financial Data” included therein.

/s/ PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania

July 17, 2003